Exhibit 99.1

Astra Announces Fourth Quarter and Full Year 2021 Financial Results

ALAMEDA, California. —March 31, 2022—Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) today announced financial results for its fourth quarter and twelve months ended December 31, 2021.

“Our goal is to dramatically increase access to space for constellation customers. To do this, we’re focused on continuously improving and scaling our launch services,” said CEO, Chairman and Co-Founder Chris Kemp.

“Since our last quarterly results call, Astra conducted a total of three launches, successfully delivered 22 satellites, and accomplished our first paid commercial orbital launch with our test flight for the United States Space Force,” Kemp continued. “These launches represent significant milestones for the company in our mission to improve life on Earth from space.”

“Our customers continue to value Astra’s launch services as our backlog increased to $160 million during 2021,” said CFO Kelyn Brannon. “We continue to make investments in scaling our factory to increase rocket production while managing cash, ending 2021 with $325.0 million in cash and cash equivalents on hand.”

Recent Business Highlights:

•
Astra successfully completed two out of three orbital launches since our last quarterly results call on November 11, 2021.
•
Astra successfully deployed 22 satellites on March 15, 2022, representing our first successful deployment of satellites into Earth orbit.
•
Astra conducted a successful orbital test flight on November 20, 2021 for the United States Space Force.
•
Astra’s backlog increased to $160 million during 2021.
•
NASA awarded Astra, along with others, the Venture-Class Acquisition of Dedicated and Rideshare (VADR) contract representing a $300 million opportunity over five years.
•
Astra conducted its first launch from Cape Canaveral on February 10, 2022, however an anomaly occurred in space that prevented the payload from being deployed. This was the industry’s first launch conducted under the new FAA Part 450 license.
•
The Company redeemed all 15.3 million outstanding public and private warrants, which were issued in connection with Astra’s 2021 merger with Holicity, for 3.8 million new shares and $58,608 in cash.
•
The company ended the fourth quarter with $325.0 million in cash and cash equivalents on hand.

Fourth Quarter 2021 Financial Highlights:

For the three months ended December 31, 2021:

•
GAAP Net Loss was $(51.3) million.
•
Adjusted Net Loss* was $(37.5) million.
•
Adjusted EBITDA Loss* was $(36.1) million.
•
Capital expenditures totaled $19.6 million.
•
Cash and cash equivalents totaled $325.0 million as of December 31, 2021.

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*Denotes Non-GAAP financial measure. Refer to “Explanation of Non-GAAP (or Adjusted) Financial Measures” later in this press release for reconciliation of GAAP to Non-GAAP financial measures.

First Quarter 2022 Outlook

As of March 31, 2022, we are providing guidance for the first quarter 2022 based on current market conditions and expectations. We are not providing guidance for the full year 2022. We emphasize that the guidance is subject to various important cautionary factors referenced in the section entitled “Forward-Looking Statements” below and our Form 10-K, including risks and uncertainties associated with the ongoing COVID-19 pandemic as well as the Russia, Ukraine conflict and their potential impact on our business.

For the first quarter ending March 31, 2022, we currently expect:

•
Adjusted EBITDA Loss* between $(44.0) million and $(48.0) million.
•
Depreciation and Amortization between $1.9 million and $2.0 million.
•
Stock-based compensation between $20.0 million and $25.0 million.
•
Cash taxes of approximately zero.
•
Basic shares outstanding between 263 million and 265 million.
•
Capital expenditures between $10.0 million and $15.0 million.

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* Denotes Non-GAAP financial measure. Refer to “Explanation of Non-GAAP (or Adjusted) Financial Measures” later in this press release for reconciliation of GAAP to Non-GAAP financial measures.

Conference Call Information

In conjunction with this announcement, Astra will host a conference call for investors at 1:30 p.m. PT (4:30 p.m. ET) today to discuss fourth quarter results and our outlook for the first quarter ending March 31, 2022. The live webcast and a replay of the webcast will be available on the Investor Relations section of Astra’s website: https://investor.astra.com/news-and-events/events-and-presentations.

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in

2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Forward Looking Statements

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Astra’s expectations or projections, including the following factors, among others: (i) the failure to meet projected development and launch targets, including as a result of the decisions of governmental authorities or other third parties not within our control, weather and other suboptimal conditions that may it difficult to perform a launch attempt; (ii) changes in applicable laws or regulations; (iii) the ability of Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra, (vii) the ability to manage its cash outflows during its pre-revenue business operations and (vii) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission by Astra.

Explanation of Non-GAAP (or Adjusted) Financial Measures

This press release includes information about Free Cash Flow, Adjusted Net Loss and Adjusted EBITDA (collectively the “non-GAAP financial measures”), all of which are non-GAAP financial measures. These non-GAAP financial measures are measurements of financial performance that are not prepared in accordance with U.S. generally accepted accounting principles and computational methods may differ from those used by other companies. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with Astra’s consolidated financial statements prepared in accordance with GAAP. Non-GAAP financial measures are reconciled to GAAP in the table set forth in this release.

We believe that both management and our investors benefit from referring to these non-GAAP financial measures in planning, forecasting and analyzing future periods. Specifically, our management uses these non-GAAP financial measures in planning, monitoring and evaluating our financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the excluded items described below.

We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between Astra and other companies in our industry. In making any comparisons to other companies in our industry, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

We define Free Cash Flow as cash used in operating activities including cash used for capital expenditures.

Adjusted Net Loss differs from GAAP Net Loss in that it excludes the following items: (a) loss on the extinguishment of convertible notes, (b) stock-based compensation, and (c) non-recurring income and expenses. During the fourth quarter, our non-recurring income and expense primarily related to gain on change in fair value of public and private placement warrants and gain on change in fair value of contingent consideration.

We define Adjusted EBITDA as Adjusted Net Loss, excluding the following items: (a) interest expense and interest income, (b) income tax expense and (c) depreciation and amortization. We are unable to predict with reasonable certainty the ultimate outcome of these exclusions without unreasonable effort.

Investor Contact:

Dane Lewis

investors@astra.com

Media Contact:

Kati Dahm

kati@astra.com

Astra Space, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021		2020	2021	2020

Operating expenses
Research and development	$36,239	$6,589		$80,398	$27,544
Sales and marketing	1,882	-		4,111	-
General and administrative	24,040	36,609		74,752	45,950
Total operating loss	(62,161)	(43,198)		(159,261)	(73,494)
Other income (expenses)
Interest income (expense), net	25	(2,095)		(1,169)	(5,659)
Other income, net	10,869	3,008		36,046	10,860
Loss on extinguishment of convertible notes	-	-		(133,783)	-
Loss before taxes	(51,267)	(42,285)		(258,167)	(68,293)
Income tax benefit	(2)	-		(385)	-
Net loss	$(51,265)	$(42,285)		$(257,782)	$(68,293)
Adjustment to redemption value on Convertible Preferred Stock	-	-		(1,011,726)	-
Net loss attributable to common stockholders	$(51,265)	$(42,285)		$(1,269,508)	$(68,293)

Basic and diluted loss per share
Weighted average basic and diluted shares - Class A	202,982	7,296		110,837	6,585
Loss per share	$(0.20)	$(0.76)		$(7.82)	$(1.23)

Weighted average basic and diluted shares - Class B	56,232	49,036		51,548	48,802
Loss per share	$(0.20)	$(0.76)		$(7.82)	$(1.23)

Astra Space, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)
	December 31, 2021	December 31, 2020

Assets:
Cash and cash equivalents	$325,007	$10,611
Trade accounts receivable	1,816	-
Inventories	7,675	649
Prepaid and other current assets	12,238	485
Total current assets	346,736	11,745
Property, plant and equipment, net	66,316	24,069
Goodwill	58,251	-
Intangible assets	17,921	-
Right-of-use asset	9,079	-
Other non-current assets	721	77
Total assets	$499,024	$35,891

Liabilities and Stockholders Equity (Deficit):
Accounts payable	$9,122	$2,474
Operating lease obligation, current portion	1,704	-
Accrued expenses and other current liabilities	29,899	4,390
Long-term debt, current portion	-	41,132
Long-term debt, current portion due to related parties	-	10,503
Total current liabilities	40,725	58,499
Long-term debt	-	7,286
Operating lease obligation, net of current portion	7,180	-
Other non-current liabilities	14,599	1,685
Total liabilities	62,504	67,470

Total temporary equity	-	108,829
Total stockholders equity (deficit)	436,520	(140,408)
Total liabilities, temporary equity and stockholders equity (deficit)	$499,024	$35,891

Astra Space, Inc.
Summary Cash Flow Data:
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2021	2020	2021	2020

Summary Cash Flow Data:
Cash used in operating activities	$(34,780)	$(7,954)	$(114,356)	$(32,850)
Capital expenditures	(19,629)	37	(38,349)	(2,186)
Free cash flow (non-GAAP)	(54,409)	(7,917)	(152,705)	(35,036)
Cash used in investing activities	(19,779)	37	(61,059)	(2,186)
Cash provided by financing activities	914	0001113,278	489,811	35,128

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

GAAP net loss	$(51,265)	$(42,285)	$(257,782)	$(68,293)
Loss on extinguishment of convertible notes	—	—	133,783	—
Stock-based compensation	19,278	31,594	39,743	32,202
Gain on change in fair value of warrants	(5,234)	—	(25,681)	—
Gain on change in fair value of contingent consideration	(4,700)	—	(4,700)	—
Gain on forgiveness of PPP note	—	—	(4,850)	—
Gain on mark to market derivatives	—	(2,757)	—	(8,145)
Apollo acquisition-related costs	—	—	3,969	—
Apollo cash earnout compensation	4,449	—	5,811	—
Legal Settlement	—	—	750	—
Adjusted net loss	(37,472)	(13,448)	(108,957)	(44,236)
Interest (income) expense, net	(25)	2,095	1,169	5,659
Income tax (benefit) expense	(2)	—	(385)	—
Depreciation and amortization	1,431	830	5,327	3,309
Adjusted EBITDA	$(36,068)	$(10,523)	$(102,846)	$(35,268)